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                                                                    Exhibit 99.1
[CyberCash logo]


FOR IMMEDIATE RELEASE

CYBERCASH, INC.
John Karnes
Executive Vice President
  and Chief Financial Officer
(703) 620-4200


                   CYBERCASH AND NETWORK 1 RESTRUCTURE MERGER
          CYBERCASH TO SELL OPERATING ASSETS TO NETWORK 1 IN CHAPTER 11

 CYBERCASH INTERNET PAYMENT PROCESSING SERVICE TO CONTINUE WITHOUT INTERRUPTION


RESTON, VA. (MARCH 2, 2001) - CyberCash, Inc. (Nasdaq: CYCH), a leading provider of electronic payment technologies and services, today announced that due to CyberCash's inability to raise the financing necessary to consummate the company's previously announced merger with Network 1 Financial, the companies have terminated their agreement and entered into an asset purchase agreement under which Network 1 Financial will acquire all of CyberCash's operating assets. The transaction will be consummated under a Chapter 11 bankruptcy proceeding in a case commenced today in Delaware.

CyberCash will continue to support its existing customer base of more than 27,500 Internet merchants and more than 100,000 software users with the same high quality customer service it has always provided throughout the transition period. CyberCash will also maintain all normal business functions including marketing and sales activities designed to generate new business, partner marketing programs, and completing scheduled enhancements to its industry leading Internet payment processing service.

Dan Lynch, CyberCash's Chief Executive Officer, explained "CyberCash made tremendous strides over the past few quarters refining its business plan, stabilizing its capital structure and conceiving a strategy to enter acquiring settlement services with Network 1 Financial. The Network 1 merger was the culmination of months of hard work and was key to our getting profitable. Unfortunately, the financial markets have dried up and we have been held up just short of the finish line, without the funds to close and execute the plan. We are making this move now to ensure that CyberCash's obligations can be satisfied and to maximize any residual value for the company's stockholders."

Mr. Lynch continued, "Operationally, CyberCash has sufficient funds to continue to operate and merchants processing transactions through CyberCash's Internet payment service will experience no interruptions. All of CyberCash's sales and customer support functions will continue as usual."

Consummation of the transaction is subject to numerous conditions as well as approval by the bankruptcy court. The parties hope to close the transaction in early April.



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CyberCash, Inc.
Page 2

ABOUT CYBERCASH
CyberCash, Inc., headquartered in Reston, VA, is a leading provider of Internet payment services and electronic payment software for both Business-to-Consumer
(B2C) and Business-to-Business markets (B2B). The Company provides service solutions to more than 27,500 Internet merchants and has shipped more than 145,000 copies of its software products. In addition to enabling Internet payments, CyberCash offers merchants state-of-the-art risk management capabilities through its FraudPatrol(TM) Internet fraud detection service, and the opportunity to generate additional sales leads through an affiliate marketing program. CyberCash offers the broadest reach in the payment industry with a comprehensive distribution network focusing on both direct and indirect channels, which include marketing partnerships with financial institutions, Internet service providers, application service providers, storefront solution providers and leading independent software vendors. For more information, visit http://www.cybercash.com.


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